SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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OMEROS CORPORATION

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April 30, 2018

Dear Fellow Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Omeros Corporation. The meeting will be held at the World Trade Center Seattle located at 2200 Alaskan Way, Suite 410, Seattle, Washington 98121, on Friday, June 15, 2018, at 10:00 a.m. local time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote in person even if you have previously submitted your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued support of Omeros. We look forward to seeing you at the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D. Chairman and CEO

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 15, 2018

April 30, 2018

To our Shareholders:

We cordially invite you to the 2018 Annual Meeting of Shareholders, or the 2018 Annual Meeting, of Omeros Corporation, a Washington corporation, to be held on Friday, June 15, 2018, at 10:00 a.m. local time, at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121, for the following purposes:

(1)	to elect the two Class III director nominees named in this proxy statement to the board of directors, each to serve until the 2021 Annual Meeting of Shareholders;
(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(3)	to transact such other business as may properly come before the 2018 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 12, 2018 will be entitled to vote at the 2018 Annual Meeting and at any adjournment or postponement of the meeting.

The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2018 Annual Meeting.

We look forward to seeing you at the 2018 Annual Meeting.

By Order of the Board of Directors,

Marcia S. Kelbon Vice President, Patent General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2018 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2018 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2018 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2018 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2018

The proxy statement and the 2017 Annual Report to Shareholders are available at: www.edocumentview.com/OMER.

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION, VOTING AND THE MEETING

General

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2018 Annual Meeting of Shareholders, or the 2018 Annual Meeting, of Omeros Corporation to be held on Friday, June 15, 2018, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2018 Annual Meeting will be held at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121.

This proxy statement, the enclosed proxy and the 2017 Annual Report to Shareholders, which includes audited financial statements as of and for the year ended December 31, 2017, will be mailed on or about May 1, 2018 to all shareholders entitled to vote at the 2018 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 12, 2018, which we refer to as the record date, are entitled to notice of and to vote their shares at the 2018 Annual Meeting. As of the record date, 48,286,842 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters to be voted upon at the 2018 Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2018 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered shares present at the 2018 Annual Meeting for the purpose of determining the existence of a quorum. The inspector of elections, Computershare Inc., will report the number of shares represented in person or by proxy at the meeting for purposes of determining whether or not a quorum is present at the 2018 Annual Meeting.

Proposals at the 2018 Annual Meeting

Shareholders are being asked to vote on the following proposals:

•	Proposal 1. The election of the two Class III director nominees named in this proxy statement to the board of directors, each to serve until our 2021 Annual Meeting of Shareholders;
•	Proposal 2. The ratification of the appointment of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	Any other business that may properly come before the 2018 Annual Meeting or any adjournment or postponement of the meeting.

Our board of directors recommends you vote:

•	FOR the election of each of the Class III director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Votes Required

Proposal 1: Election of Directors

The two candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm will occur if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

Abstentions and Broker Non-Votes

Abstentions will not be counted as votes cast for or against either of the proposals. Accordingly, abstentions will not affect the determination of the directors who have received the highest number of affirmative votes or whether the votes cast in favor of Proposal 2 exceed those cast against the proposal.

Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are considered “non-discretionary” under stock exchange regulations, however, and brokers who have received no instructions from their clients do not have discretion to vote uninstructed shares on those items. Uninstructed shares for which brokers or other intermediaries lack voting discretion are referred to as “broker non-votes.” If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposal 1, the election of Class III directors, the broker may not exercise discretion to vote on this proposal. Broker non-votes will not be counted as votes cast with respect to this proposal. With respect to Proposal 2, the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2018, brokers may exercise discretion to vote for or against that proposal in the absence of your instruction. Brokers will have similar discretion to vote on any other routine proposals that are brought before the 2018 Annual Meeting.

How to Vote

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered the registered shareholder of those shares. Registered shareholders may cast their vote by:

(1)	signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;
(2)	calling 1-800-652-VOTE (8683) using a touch-tone telephone;
(3)	accessing the website www.envisionreports.com/OMER; or
(4)	completing a ballot at the 2018 Annual Meeting.

If your shares are held in the name of a brokerage firm, bank or other holder of record, you are considered the beneficial shareholder with respect to those shares. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you to cast your vote. A beneficial shareholder may not vote shares in person at the 2018 Annual Meeting unless he or she obtains a “legal proxy” from the broker, bank or other holder of record with respect to his or her shares.

Whether or not you plan to attend the 2018 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. Votes cast by proxy or in person at the 2018 Annual Meeting will be tabulated by Computershare Inc., the inspector of elections appointed for the meeting.

Revoking a Proxy

A registered shareholder can revoke his or her proxy before the time of voting at the 2018 Annual Meeting by any of the following:

(1)	mailing a revised proxy card dated later than the prior proxy card;
(2)	submitting a new vote by telephone;
(3)	submitting a new vote via the Internet;
(4)	voting in person at the 2018 Annual Meeting; or
(5)	notifying our corporate secretary in writing that he or she is revoking the proxy. The revocation must be received before the start of the 2018 Annual Meeting to be effective.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the broker, bank or other holder of record or by obtaining a proxy from such institution and voting in person at the 2018 Annual Meeting.

Attending the 2018 Annual Meeting

Only shareholders as of the close of business on April 12, 2018 (the record date), or holders of a valid proxy for the meeting, are entitled to attend the 2018 Annual Meeting. In order to gain admittance to the meeting, you may be asked to present photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as a brokerage statement or letter from a bank or broker indicating beneficial ownership on the record date. We will be unable to admit anyone who does not present acceptable identification or ownership information upon request or refuses to comply with our admittance and security procedures. The use of cameras, recording devices and other electronic devices is prohibited at the meeting.

How to Obtain Directions to Attend the 2018 Annual Meeting

The 2018 Annual Meeting will be held on Friday, June 15, 2018, at 10:00 a.m. local time, at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121. If you need directions to the meeting, please call Omeros’ investor relations department at (206) 676-5000.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by other electronic means without additional compensation. Currently, we do not intend to retain any person to assist in the solicitation of proxies.

“Householding” of Proxy Materials

A copy of our 2017 Annual Report to Shareholders, including our 2017 Annual Report on Form 10-K, accompanies this proxy statement. If you are a beneficial shareholder, your bank or broker may deliver a single proxy statement and 2017 Annual Report to Shareholders, along with individual proxy cards or voting instruction forms, to any household at which two or more beneficial shareholders reside unless you have provided instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other nominee. Alternatively, you may also contact our corporate secretary at (206) 676-5000 or send a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119 to revoke your consent to householding or to receive a separate proxy statement and 2017 Annual Report to Shareholders.

Shareholder Proposals for 2019 Annual Meeting

Under Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act, we must receive shareholder proposals intended for inclusion in our proxy statement for our 2019 Annual Meeting of Shareholders, or the 2019 Annual Meeting, at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than January 1, 2019. However, if the date of the 2019 Annual Meeting changes by more than 30 days from the date of the 2018 Annual Meeting, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the 2019 Annual Meeting.

We must receive shareholder proposals submitted for consideration at the 2019 Annual Meeting, but not for inclusion in our proxy statement for the 2019 Annual Meeting under Exchange Act Rule 14a-8, and director nominations at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than January 1, 2019. However, if the date of the 2019 Annual Meeting changes by more than 30 days from the date of the 2018 Annual Meeting, notice by a shareholder of such a proposal or a director nomination must be received no later than the close of business on the later of (a) 120 calendar days in advance of the 2019 Annual Meeting and (b) 10 calendar days following the date on which public announcement of the date of the 2019 Annual Meeting is first made.

In addition, notice of any shareholder proposal or director nomination must be given in accordance with our bylaws and the applicable requirements of Rule 14a-8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2019 Annual Meeting and the shareholder will not be permitted to present the proposal for a vote at the 2019 Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at seven members. Our board is divided into three classes serving staggered three-year terms. The terms of our directors will expire as set forth in the following table:

Omeros Board of Directors	Term Expires
Class III Directors
Gregory A. Demopulos, M.D.	2018
Leroy E. Hood, M.D., Ph.D.	2018
Class I Directors
Ray Aspiri	2019
Arnold C. Hanish	2019
Rajiv Shah, M.D.	2019
Class II Directors
Thomas J. Cable	2020
Peter A. Demopulos, M.D.	2020

Following the recommendation of the nominating and governance committee, our board of directors has nominated both of our current Class III directors for election at the 2018 Annual Meeting. If elected, both of Dr. Gregory A. Demopulos and Dr. Hood would serve until the 2021 Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Nominees for Election as Class III Directors

Set forth below is biographical information for each person nominated for election at the 2018 Annual Meeting for a term expiring at the 2021 Annual Meeting of Shareholders.

Gregory A. Demopulos, M.D., age 59, founded our company and has served as our president, chief executive officer and chairman of the board of directors since June 1994. He also served as our chief financial officer and treasurer from January 2009 to October 2013 in an interim capacity and as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. Dr. Demopulos currently serves on the board of trustees of the Smead Funds Trust, an open-end mutual fund company registered under the Investment Company Act of 1940. His non-profit service includes the Seattle Community Development Round Table. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his position and experience as our chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

Leroy E. Hood, M.D., Ph.D., age 79, has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009 and on our compensation committee since July 2011. Dr. Hood previously served as a member of our audit committee from September 2009 to December 2009 and from June 2012 to September 2012. Dr. Hood has served as senior vice president and chief science officer of Providence Health & Services, a multi-state, not-for-profit health system, since April 2016, and is the chief strategy officer of the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology. Dr. Hood co-founded the Institute for Systems Biology in 2000 and served as its president through December 2017. Previously, Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the American Philosophical Society, the American Association of Arts and Sciences, the Institute of Medicine and the National Academy of Engineering. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The Johns Hopkins School of Medicine. Our nominating and governance committee has concluded that Dr. Hood should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR EACH OF THE NOMINEES NAMED ABOVE

Class I Directors — Continuing in Office until the 2019 Annual Meeting of Shareholders

Ray Aspiri, age 81, has served on our board of directors since January 1995 and previously served as our treasurer from January 1999 to September 2007. Mr. Aspiri has also served as chairman of our compensation committee since January 1995 and as a member of our nominating and governance and audit committees since September 2009 and July 2011, respectively. From his founding of the company in 1997 until its sale in December 2012, Mr. Aspiri served as the chairman of the board of Tempress Technologies, Inc., a privately held research and development company that specialized in high-pressure fluid dynamics for the oil and gas industry. From 1980 to 1997, Mr. Aspiri served as the chairman of the board and chief executive officer of Tempress, Inc., a privately held company specializing in products for the truck, marine and sporting goods industries. Our nominating and governance committee has concluded that Mr. Aspiri should continue to serve on the board of directors based on his experience in founding and managing companies, his knowledge of commercial manufacturing and his prior experience serving on our board of directors and as chairman of our compensation committee. Mr. Aspiri has indicated an interest in potentially retiring from the board of directors before the conclusion of the term expiring at the 2019 Annual Meeting of Shareholders and has requested that we continue our ongoing search for additional director candidates to potentially replace Mr. Aspiri should he elect to retire from our board of directors prior to the expiration of his current term.

Arnold C. Hanish, age 70, has served on our board of directors and as chairman of our audit committee since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president and chief accounting officer at Eli Lilly and Company. Prior to his appointment as chief accounting officer, Mr. Hanish held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish currently is a member of the Deloitte and Touche Audit Quality Review Council. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish was inducted into the Financial Executives International Hall of Fame in 2016. Mr. Hanish earned his B.A. in accounting from the University of Cincinnati. Our nominating and governance committee has concluded that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, SEC reporting, management and corporate governance, his knowledge of the pharmaceutical and biotechnology industry and his experience as the chairman of our audit committee.

Rajiv Shah, M.D., age 45, has served on our board of directors since June 2015. Dr. Shah has served as the President of the Rockefeller Foundation since February 2017. From March 2015 to February 2017, Dr. Shah was the managing partner of Latitude Capital, an emerging markets private equity firm that he founded. Dr. Shah served as Administrator of the United States Agency for International Development, or USAID, from January 2010 to February 2015. Dr. Shah served as Undersecretary and Chief Scientist at the U.S. Department of Agriculture from May 2009 to January 2010, during which time he created the National Institute for Food and Agriculture. Prior to working in government, Dr. Shah worked in senior roles at the Bill & Melinda Gates Foundation, leading the Foundation’s efforts in global health, agriculture and financial services. Dr. Shah also serves on the board of trustees of the Rockefeller Foundation and is a Distinguished Fellow in Residence at Georgetown University, Edmund A. Walsh School of Foreign Service. From March 2015 to June 2017, Dr. Shah served on the board of directors of Arcadia Biosciences, Inc., a publicly traded agricultural technology company. Dr. Shah earned his M.D. from the University of Pennsylvania Medical School, his Master of Science in Health Economics at the Wharton School of Business and his Bachelor of Science in Economics from the University of Michigan. Our nominating and governance committee has concluded that Dr. Shah should continue to serve on the board of directors based on his experience in government, regulatory affairs, international development and strategic partnerships, as well as his scientific background.

Class II Directors — Continuing in Office until the 2020 Annual Meeting of Shareholders

Thomas J. Cable, age 78, has served on our board of directors since January 1995. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable has served as chairman of our nominating and governance committee since September 2009. Mr. Cable is the vice chairman of the board of the Washington Research Foundation, a technology transfer and early stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University. Our nominating and governance committee has concluded that Mr. Cable should continue to serve on the board of directors based on his knowledge and experience in finance, investment banking, technology development and product commercialization, as well as his knowledge of Omeros and our industry.

Peter A. Demopulos, M.D., age 64, has served on our board of directors since January 1995. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He also participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his medical and scientific expertise, his experience as a clinical investigator in relevant therapeutic areas and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

CORPORATE GOVERNANCE

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board is not present, such as executive sessions of the non-executive directors;
•	call meetings of the non-executive directors as he deems appropriate;
•	serve as the principal liaison on board-wide issues between the chairman of the board and the non-executive directors; and
•	coordinate the activities of the non-executive directors as he deems appropriate.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and the committees of our board of directors, which are each comprised solely of independent directors, our board of directors has determined that combining the principal executive officer and chairman of the board of directors positions and appointing a separate lead independent director is the appropriate board leadership structure for us at this time.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities. The board of directors is supported by its committees in fulfillment of this responsibility. In particular, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.

Director Independence

Our board of directors has determined that Mr. Aspiri, Mr. Cable, Mr. Hanish, Dr. Hood and Dr. Shah each meet the independence requirements under applicable listing standards of The Nasdaq Stock Market LLC, or Nasdaq, as well as applicable rules promulgated by the United States Securities and Exchange Commission, or SEC.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of seven meetings, and acted by unanimous written consent one time, during 2017. No director attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served during 2017. We encourage, but do not require, our board members to attend our annual meeting of shareholders. Four of the seven directors serving on our board attended our 2017 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our board of directors has standing audit, compensation and nominating and governance committees, each of which has the composition and responsibilities described below. The following table provides membership information for each committee during 2017:

Chair	Member

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Ray Aspiri
Thomas J. Cable
Gregory A. Demopulos, M.D.
Peter A. Demopulos, M.D.
Arnold C. Hanish
Leroy E. Hood, M.D., Ph.D.
Rajiv Shah, M.D.

Corporate Governance Documents

Please visit our investor relations website at investor.omeros.com, under “Governance,” for additional information on our corporate governance including:

•	the charters approved by our board of directors for the audit committee, compensation committee and nominating and governance committee;
•	our code of business conduct and ethics;
•	our corporate governance principles, which includes policies on shareholder communications with the board of directors, director attendance at our annual meetings and succession planning; and
•	our lead independent director charter.

In the event of any amendment to, or waiver from, a provision of our code of business conduct and ethics, we will promptly post on our investor relations website relevant information regarding the amendment or waiver, including the date and the nature of the event.

Whistleblower Policy

We have adopted a whistleblower policy applicable to our employees that provides for protection from retaliation or discrimination by our company due to reporting issues relating to compliance with applicable laws and regulations.

Audit Committee

Membership and Independence

The members of our audit committee are Mr. Aspiri, Mr. Cable and Mr. Hanish. Mr. Hanish is the chairman of our audit committee. Our board of directors has determined that each member of our audit committee meets current Nasdaq and SEC requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in SEC rules. Our audit committee held a total of seven meetings during 2017.

Responsibilities

Under its charter, the audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving, in advance, any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and
•	preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Compensation Committee

Membership and Independence

The members of our compensation committee are Mr. Aspiri, Mr. Cable and Dr. Hood. Mr. Aspiri is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets current Nasdaq and SEC requirements for independence of compensation committee members. In addition, our board of directors has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b-3 of the Exchange Act. Our compensation committee held a total of seven meetings during 2017.

Responsibilities

Under its charter, the compensation committee is responsible for, among other things:

•

evaluating the performance of our executive officers and approving their compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;
•	evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;
•	administering our equity incentive plans;
•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and
•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about executive compensation matters but they do not participate in discussions during which their individual compensation is considered. The compensation committee may delegate any or all of its authority under its charter to one or more subcommittees. The compensation committee may also delegate to our CEO the authority to grant employee stock options or other equity-based awards to employees of the company or any subsidiary of the company who are not directors or executive officers of the company, on such terms and subject to such limitations as the compensation committee may determine.

Compensation Committee Interlocks and Insider Participation

During 2017, Mr. Aspiri, Mr. Cable and Dr. Hood served on our compensation committee. During 2017, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Governance Committee

Membership and Independence

The members of our nominating and governance committee are Mr. Aspiri, Mr. Cable and Dr. Hood. Mr. Cable is the chairman of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets current Nasdaq requirements for independence. Our nominating and governance committee held one meeting in 2017.

Responsibilities

Under its charter, the nominating and governance committee is responsible for, among other things:

•	assisting the board of directors in identifying prospective director nominees and recommending director nominees to our board of directors for each annual meeting of shareholders;
•	evaluating nominations by shareholders of candidates for election to our board of directors;
•	recommending governance principles to our board of directors;
•	overseeing the evaluation of our board of directors;
•	reviewing shareholder proposals for our annual meetings;
•	evaluating proposed changes to our charter documents;
•	reviewing and assessing our senior management succession plan; and
•	recommending to our board of directors the members for each board committee.

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our articles of incorporation, bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s ownership of our stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and us within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board of directors at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2019 Annual Meeting.” Any vacancies on the board occurring between our annual meetings of shareholders may be filled by persons elected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications

The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. The committee also considers the composition of the board and director succession plans on an ongoing basis. In director succession planning, the nominating and governance committee and the board of directors take into account, among other things, the needs of the board of directors and the company with a view to achieving a balance of knowledge, skills, experience and other attributes that would be beneficial to the oversight role of the board of directors.

Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by Nasdaq or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity with respect to gender, race, ethnicity, background, professional experience and perspective, teamwork, familiarity with the pharmaceutical and biotechnology industry, age, area of expertise, corporate experience, length of service and other commitments, as well as a commitment to the long-term interests of Omeros and its shareholders. The nominating and governance committee will evaluate these factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. In April 2018, our board of directors, on the recommendation of our nominating and governance committee, approved an amendment to our director nominating policies to include a specific reference to factors relating to diversity with respect to gender, race, ethnicity, background, professional experience and perspective when considering potential director candidates. Our board of directors intends to consider these factors in connection with its deliberations over potential candidates. While the board of directors has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of Nasdaq and the SEC.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with its directors. Communications may be addressed to the entire board, to the non-management directors as a group or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the board, but will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the following address:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: The Board of Directors

c/o Office of the General Counsel

NON-EMPLOYEE DIRECTOR COMPENSATION

In order to attract and retain qualified non-employee candidates to serve on the board of directors, we utilize a combination of cash and equity-based incentive compensation. The significant amount of time that members of the board expend in fulfilling their duties, as well as the skill level required of our directors, is evaluated in setting director compensation, along with director compensation levels at companies in our peer group. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us. Director compensation is reviewed periodically by the compensation committee with input from the compensation committee’s independent third-party consultant, Compensia, Inc., or Compensia, a national compensation consulting firm providing executive compensation advisory services. In 2017, the board of directors, following the recommendation of the compensation committee and advice from Compensia, updated our Non-Employee Director Compensation Policy in order to bring our level of non-employee director compensation to approximately the median of our peers for 2017 and subsequent years. In connection with these amendments, non-employee directors received a one-year adjustment to cash and equity compensation in 2017, as discussed below.

The Non-Employee Director Compensation Policy provides that an individual, upon initially being elected or appointed as a non-employee member of the board of directors, is automatically granted an option to purchase 15,000 shares of our common stock that vests in equal annual installments over a three-year period beginning on the date the director took office. Under our revised policy, on the date of the annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who would continue to serve as a director after the annual meeting is automatically granted an option to purchase 7,500 shares of our common stock (or 10,000 shares with respect to the 2017 Annual Meeting of Shareholders) that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to non-employee directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned on the director’s continued service as a director through the applicable vesting dates.

Under the revised policy, our non-employee directors receive an annual cash retainer of $40,000 for service on the board of directors. Committee fees are $7,500, $5,000 and $2,500 per year for service as a non-chair member of the audit, compensation and nominating and governance committees, respectively, while fees for the chairs of those committees are $15,000, $10,000 and $5,000 per year, respectively. In addition, our lead independent director receives an annual retainer of $10,000 for his service. In connection with the amendments to the Non-Employee Director Compensation Policy, in 2017 the annual cash retainer was $52,500 and the lead director and the non-chair members of the audit, compensation and nominating and governance committees received $25,000, $13,250, $7,500 and $4,750, respectively. Director fees are paid on a quarterly basis as earned.

2017 Non-Employee Director Compensation

The following table shows the compensation of each of our non-employee directors during the fiscal year ended December 31, 2017 and reflects the policy updates approved in June 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Ray Aspiri	80,500	149,480	229,980
Thomas J. Cable	103,250	149,480	252,730
Peter A. Demopulos, M.D.	52,500	149,480	201,980
Arnold C. Hanish	67,500	149,480	216,980
Leroy E. Hood, M.D., Ph.D.	64,750	149,480	214,230
Rajiv Shah, M.D.	52,500	149,480	201,980

(1)

The amounts reported in this column represent the grant date fair value of option awards granted to our non-employee directors during 2017 as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The assumptions used to calculate the value of these option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)

As of December 31, 2017, Mr. Aspiri, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish, Dr. Hood and Dr. Shah held options to purchase 32,500, 57,500, 45,834, 47,500, 57,500 and 32,500 shares of our common stock, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also discusses our executive compensation process. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who are our only executive officers:

•	Gregory A. Demopulos, M.D., our president, chief executive officer and chairman of the board of directors, who is referred to as our CEO;
•	Michael A. Jacobsen, our vice president, finance, chief accounting officer and treasurer, who is referred to as our PFO; and
•	Marcia S. Kelbon, J.D., M.S., our vice president, patent and general counsel and secretary.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Business Highlights

During 2017, we made significant progress in our commercial, clinical and preclinical programs. These advances included the items listed below.

•

OMIDRIA. We expanded sales of our FDA-approved commercial ophthalmology product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3%, our drug marketed in the U.S. for use during cataract surgery or intraocular lens replacement, over the year. Our net OMIDRIA product sales for the year ended December 31, 2017 were $64.8 million, an increase of 56.4% over net sales for the year ended December 31, 2016. Pass-through reimbursement for OMIDRIA expired January 1, 2018, as scheduled. In March 2018 certain drugs including OMIDRIA received a two-year extension of pass-through reimbursement effective October 1, 2018 through enactment of Congressional legislation, specifically the Consolidated Appropriations Act, 2018. Also during the year, the FDA approved our supplemental new drug application, or sNDA, following review of efficacy and safety data from a pediatric clinical trial. This expanded the indication for OMIDRIA to include use in pediatric patients (ages birth through 17 years old) and granted an additional six months of U.S. market exclusivity (subject to any licenses we have granted or may grant). In October 2017, we entered into a settlement agreement with Par Pharmaceutical, Inc. and its subsidiary, Par Sterile Products, LLC (collectively, Par), resolving our patent litigation against Par that arose from Par’s filing of an Abbreviated New Drug Application seeking approval from the FDA to market a generic version of OMIDRIA.

•

MASP-2 (OMS721). During the year we achieved several important developments in our OMS721 program, including advancing three Phase 3 programs forward as well as generating positive data in our OMS721 Phase 2 trials in renal diseases and in thrombotic microangiopathies, or TMAs:

Immunoglobulin A (IgA) nephropathy – Following discussions with the FDA, we designed a single Phase 3 randomized, double-blind, placebo-controlled multicenter trial in patients at least 18 years of age with biopsy-confirmed IgA nephropathy and with 24-hour urine protein excretion greater than 1 g/day at baseline on optimized renin-angiotensin system, or RAS, blockade. Patient enrollment in this Phase 3 clinical trial is underway. During the year we announced positive data in IgA nephropathy patients in our ongoing Phase 2 trial of OMS721 in patients with renal diseases, including IgA nephropathy. In addition, the U.S. Food and Drug Administration, or the FDA, granted breakthrough therapy designation, and the FDA and the European Medicines Agency, or EMA, granted orphan drug designation, to OMS721 for the treatment of IgA nephropathy.

Hematopoietic stem cell transplant thrombotic microangiopathy (HCT-TMA) – During the year we announced positive data in HCT-TMA patients from our ongoing Phase 2 trial in patients with TMAs, including HCT-TMA. We have initiated a Phase 3 program in patients with HCT-TMA.

Atypical hemolytic uremic syndrome (aHUS) – In 2017, we opened patient enrollment in a single-arm, open-label Phase 3 trial in patients with newly diagnosed or ongoing aHUS.

•

MASP-3 (OMS906) – In 2017, we advanced our OMS906 program toward the clinic as we initiated the manufacturing scale-up process for a MASP-3 inhibitor antibody in preparation for clinical trials. We are currently targeting paroxysmal nocturnal hemoglobinuria as the first clinical indication for OMS906.

•

PDE7 (OMS527) – We continued to advance our phosphodiesterase 7, or PDE7, program toward the clinic, initiating toxicology studies intended to support the submission of a Clinical Trial Application, or CTA, in the European Union. We have selected nicotine addiction as the initial indication and currently expect to submit a CTA for OMS527 by mid-2018.

•

GPCRs – During 2017 we worked to continue advancing multiple potential clinical candidates in our G protein-coupled receptor, or GPCR, program. This includes GPR174, which appears to be involved in the modulation of the immune system and, specifically, increases cytokine production and inhibits production of regulatory T cells, or “T-regs,” and checkpoint molecules, all of which are known to be important in autoimmune disease, such as multiple sclerosis, in cancer and in organ transplantation.

Significant Executive Compensation Actions

We determine compensation for our named executive officers based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. As previously noted, compensation adjustments have not been made on a regular annual basis but, instead, are often made based on cash availability to preserve the company’s working capital and in recognition of milestone achievements. In 2017, in connection with the approval of compensation adjustments to all eligible employees, our compensation committee approved annual salary adjustments, stock option awards and cash bonuses to our named executive officers based on 2016 performance. In addition, in 2017 our compensation committee approved previously unawarded cash bonuses to our named executive officers based on company and individual performance in 2012, 2013 and 2014 in connection with the approval of previously unawarded cash bonuses for all eligible employees at the vice president level and above for those years. The company had previously deferred cash bonuses with respect to those years to those employees in order to conserve cash and support our ongoing development programs and commercialization efforts.

In April 2018, our compensation committee approved base salary adjustments and stock option awards to our named executive officers in connection with the approval of salary adjustments and stock option awards to all eligible employees for company and individual performance in 2017. In addition, in 2018 we expect to grant bonuses to employees, including our named executive officers, on the basis of company and individual performance in 2017.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is constantly reshaped by medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates, drive product candidates toward commercialization, achieve commercial objectives and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these goals, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term shareholder value creation and rewarding our executive officers for achieving our strategic objectives.

We orient our executive compensation program to:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;
•	reinforce a culture of ownership, excellence and urgency; and
•	create a direct and meaningful link between company business results, individual performance and compensation.

Executive Compensation-Setting Process

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee periodically reports to our board of directors on its deliberations and actions. The compensation committee, with the assistance of Compensia, reviews our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes. In addition to the services mentioned above, Compensia also recommends to our board of directors or compensation committee any modifications of our existing plans, or new plans or programs, from time to time as requested by our board of directors or compensation committee.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters. Our CEO reviews competitive market data compiled by Compensia and, after discussion with Compensia, makes recommendations to the compensation committee regarding the compensation of our executive officers and significant employees, including Ms. Kelbon and Mr. Jacobsen. Our CEO does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed.

While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters and receives guidance from Compensia, the compensation committee makes its decisions independently and may consider factors and information other than our CEO’s recommendations and proposals.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors in connection with the establishment of cash and equity compensation plans and arrangements and related policies. The compensation committee has engaged Compensia to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation and to assist it in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee. Our compensation committee has evaluated Compensia’s independence using factors specified by the SEC and Nasdaq listing standards and has determined that the work performed by Compensia in 2017 does not give rise to any conflict of interest. Compensia provided advisory services to us with respect to executive and director compensation in 2017, but did not provide other services.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist it in setting compensation levels, the compensation committee refers to compensation data compiled with respect to the compensation paid to executives in a peer group of comparable companies in our industry. Compensia developed this group, which we refer to as the Peer Group, with our input in 2014. Companies were selected for the Peer Group based on their similarities to Omeros, including their stage of development, number of development programs, revenue and market capitalization. Compensation data for the companies comprising the Peer Group is gathered from public filings and supplemented by survey data from the Radford Global Life Sciences Survey. The Peer Group is comprised of the following companies:

Aegerion Pharmaceuticals, Inc.	Anika Therapeutics, Inc.
Arena Pharmaceuticals, Inc.	Avanir Pharmaceuticals, Inc.
Dendreon Corporation	Dyax Corp.
Exelixis, Inc.	Hyperion Therapeutics, Inc.
Insys Therapeutics, Inc.	MannKind Corporation
Momenta Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
Pacira Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc.	Vanda Pharmaceuticals Inc.

The compensation committee reviewed this Peer Group data when making its decisions about stock option awards in February 2017 and salary increases and cash bonuses in August 2017 with respect to individual and company performance in 2016. For the previously unawarded cash bonuses granted by the compensation committee in 2017 with respect to individual and company performance in 2012, the compensation committee referred to the peer group described in the proxy statement for the Annual Meeting of Shareholders in 2013 and used the peer group referenced above in considering the payment of bonuses with respect to performance in 2013 and 2014. Our compensation committee is evaluating adjustments to the Peer Group as appropriate, including removal of acquired companies and replacement with comparable ones.

Compensation Program Design

In 2017, compensation for our named executive officers consisted of base salary, stock option awards and certain employee benefits and perquisites, as well as the approval of cash bonuses. In most years, we expect that the compensation of our named executive officers will include equity awards and bonuses, however in some years we expect that the timing of compensation decisions may be delayed, or that we may elect to defer paying cash bonuses in order to preserve capital or fund other corporate priorities. For example, our compensation committee approved cash bonuses and salary adjustments in August 2017 for our named executive officers, in connection with the approval of cash bonuses and salary adjustments for all eligible employees at the vice president level and above, with respect to achievement of objectives identified by the compensation committee for 2012, 2013 and 2014 performance (bonuses with respect to 2015 performance were approved previously in December 2016). No cash bonuses had been approved previously for those employees for those years in order to conserve cash and support ongoing development programs and commercialization efforts. Annual stock option award grants to employees, including our named executive officers, for 2016 company and individual performance were approved in February 2017. Annual stock option awards and base salary adjustments for employees, including our named executive officers, for 2017 company and individual performance were approved in April 2018. We expect to grant bonuses to employees, including our named executive officers, later in 2018 on the basis of company and individual performance in 2017.

We do not specifically allocate between short- and long-term compensation and equity and cash compensation. The compensation committee considers each compensation element separately and then reviews total compensation to consider whether it is appropriate in light of our performance, our named executive officers’ individual performance and our liquidity requirements. The compensation committee also gives weight in making compensation decisions to relative internal pay equity among our named executive officers and significant employees as well as among our employees generally, commensurate with their relative contributions. The compensation committee annually reviews our executive compensation program to assess whether it creates an inappropriate or excessive risk that is likely to have a material adverse effect on us. The compensation committee does not believe that our compensation programs, as described in this proxy statement, encourage risks that are reasonably likely to have a material adverse effect on the company.

In order to provide appropriate incentives for our named executive officers and align interests with our shareholders, the compensation committee has determined that a substantial portion of the total compensation for named executive officers should be “at risk,” and as a result stock option awards and cash bonuses collectively comprise the majority of total compensation for our CEO and other named executive officers. The compensation committee considers stock option grants to involve “at risk” compensation because the realization of compensation for a stock option award is dependent on the price of our common stock at the time the stock options are exercised (notwithstanding the grant date fair value of option awards reported in the Summary Compensation Table below). With respect to cash bonuses, our compensation committee determines the amounts of bonuses in relation to the achievement of corporate and individual objectives during the applicable performance year, which in recent years have ranged from 61.5% to 80% of the maximum bonus opportunity for the year.

Response to “Say-on-Pay” Votes at our 2017 Annual Meeting of Shareholders

At our 2017 Annual Meeting of Shareholders, we conducted a non-binding advisory shareholder vote (a so-called “say-on-pay” vote) on the compensation of our named executive officers. At that meeting, 80% of the votes cast were voted in favor of our executive compensation policies and practices, as disclosed in the proxy statement for the meeting. Our compensation committee is mindful of the support our shareholders have expressed for our compensation policies and practices when evaluating our executive compensation program, policies and practices. The compensation committee noted the decline in the percentage of votes cast in favor of our executive compensation policies and practices from the 96% received at the 2014 Annual Meeting of Shareholders. The committee believes the reduced level of support is attributable primarily to the fact that two cycles of stock option awards were granted in 2016 due to the delay in granting stock option awards for the 2014 performance year. This resulted in no annual stock option awards for employees in 2015, including for our named executive officers, and the grant of annual stock option awards to employees, including our named executive officers, in February 2016, reflective of 2014 performance, and in December 2016, reflective of 2015 performance. This resulted in increased total compensation reported in the Summary Compensation Table in the proxy statement for the 2017 Annual Meeting of Shareholders and consumed our equity plan reserve faster during the 2016 calendar year than in prior years. In addition, because compensation for 2015 did not include annual equity awards, the relative change in executive compensation levels between 2016 and 2015 appeared greater than usual. Following consideration of these factors, the compensation committee decided to retain our general executive compensation philosophy as disclosed above and intends to keep to a schedule of annual equity awards and cash bonuses per year going forward, beginning in 2018.

At the 2017 Annual Meeting of Shareholders, our shareholders voted on an advisory resolution to express their preference as to whether we should hold future say-on-pay votes every one, two or three years. Consistent with the board of directors’ recommendation, 63% of the votes cast were in favor of a frequency of once every three years. In light of this result, the board of directors determined that we would hold say-on-pay votes every three years until the next non-binding advisory vote on the frequency of future say-on-pay votes occurs. We expect to conduct our next say-on-pay vote at the 2020 Annual Meeting of Shareholders and expect to conduct the next vote on the frequency of future say-on-pay votes at our 2023 Annual Meeting of Shareholders.

Executive Compensation Program Components

The following is a description of each component of our executive compensation program, the rationale for each component and how awards are determined.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on Peer Group and survey data, the executive officer’s past and expected future contribution to Omeros, his or her knowledge, experience and responsibilities and the relative base salaries and responsibilities of the other members of our management team.

In August 2017, the compensation committee increased the base salaries of Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon, in connection with the increase of base salaries for all eligible employees at the vice president level and above. After reviewing competitive market data as well as Peer Group data and considering the performance of our named executive officers, their importance to the organization and relative internal pay equity between executives and other employees, the compensation committee increased the base salaries for each of Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon by three percent. Consistent with our implementation of company-wide salary changes in prior years, the compensation committee made these base salary increases retroactive to April 1, 2017. Base salary rates in 2017 for our named executive officers, after giving effect to this salary increase, were as follows:

Adjusted
Named Executive Officer	2017 Base Salary
Gregory A. Demopulos, M.D.	$753,528
Michael A. Jacobsen	$345,050
Marcia S. Kelbon, J.D., M.S.	$388,356

Bonuses

Our compensation committee has the authority and discretion to award annual bonuses to our named executive officers. The purpose of annual bonuses is to provide incentives for our named executive officers and other employees to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the year to reflect any changes in our operating plans and strategy. We believe bonuses provide an effective tool to motivate and retain our employees, including our named executive officers, and achieve our business objectives. Annual bonuses may be paid in the form of cash and/or additional equity grants.

With respect to our payment of bonuses, the compensation committee will first establish a target bonus amount for each named executive officer. This amount is calculated as a percentage of the officer’s base salary, which can range from 20% to 100% for an individual performance year. The target amounts are reviewed and revised as needed to align with competitive market compensation paid to similarly situated executives in our identified Peer Group and to properly address individual responsibilities and experience, internal pay equity and other factors. The extent to which these target amounts are awarded is based primarily upon an assessment of corporate achievement of the performance objectives, with consideration also being given to an assessment of each executive’s achievement of individual performance objectives.

Preliminary performance objectives are established by the board of directors as corporate goals that reflect our business priorities for the year, with input from our named executive officers as well as other senior management employees and may be weighted by relative importance. Corporate performance objectives are generally based on any one or more of the following performance criteria: net sales or revenues; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; asset management and/or return on assets; economic value added (or an equivalent measure); share price performance; total shareholder return; debt reduction; capital expenditures; improvement in or achievement of expense levels and/or cost savings; improvement in or achievement of working capital levels and/or cost of capital; innovation as measured by a percentage of sales of new products; market and/or category share; clinical achievements (including without limitation initiating or completing phases of clinical studies); improvements in sample and test processing times; successful litigation outcomes; budget management; submission to, or approval by, a regulatory body (including, but not limited to, the FDA) of an applicable filing or a product; legislative, administrative, regulatory or testing milestones; research progress, including without limitation the development of programs; productivity measurements and/or ratios; completion and/or integration of acquisitions of businesses or companies; completion of licensing or partnering transactions; development and/or acquisition of intellectual property; completion of divestitures and asset sales; strategy development and implementation; process reliability and/or safety; talent management and/or succession planning; employee and/or customer engagement; corporate social responsibility and/or diversity; and any combination of any of the foregoing business criteria.

The compensation committee, with consultation from the board of directors, will review the goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of named executive officer compensation. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. The compensation committee retains full discretion to adjust individual target amounts upwards for exceptional performance and to otherwise adjust target amounts upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year. In addition, depending on the company’s cash position, the compensation committee has the discretion, after consulting with the board of directors and our CEO, to not pay cash bonuses to conserve cash and support ongoing development programs and commercialization efforts.

In August 2017 the compensation committee, in connection with the approval of salary adjustments and bonuses to our employees, reviewed our executive compensation program and approved a cash bonus for Dr. Demopulos of $292,632, Mr. Jacobsen of $67,000 and Ms. Kelbon of $75,409, in each case based on company and individual performance in 2016. The maximum target bonus opportunity with respect to 2016 was 50% with respect to Dr. Demopulos and 25% with respect to Mr. Jacobsen and to Ms. Kelbon. Taking into account the corporate milestones achieved in 2016, including OMIDRIA sales levels relative to working capital targets, OMIDRIA sales initiation outside of the U.S., positive clinical data from our OMS721 program in the Phase 2 renal disease and the Phase 2 TMA clinical trials and other clinical developments, as well as individual performance, our compensation committee approved a target bonus achievement percentage of 80% for Dr. Demopulos, for Mr. Jacobsen and for Ms. Kelbon.

In addition, in August 2017 the compensation committee approved previously unawarded cash bonuses for individual and company performance in 2012, 2013 and 2014 to our named executive officers in connection with the approval of previously unawarded cash bonuses to all eligible employees at the vice president level and above for performance in those years. Prior to such bonus awards, while we had paid such bonuses to all employees below the vice president level in the company, in order to preserve capital and fund other corporate priorities we had not paid bonuses to our senior leadership team for those years. The award of these bonuses in August 2017 was determined to be necessary for retention purposes and the board of directors and compensation committee considered OMIDRIA sales growth and working capital levels at the time. In evaluating the amount of bonuses to be paid with respect to those prior years to our named executive officers, the compensation committee took into account our achievements in 2012, 2013 and 2014 including: the approval of OMIDRIA in the U.S. in 2014; the receipt of pass-through reimbursement status for OMIDRIA in 2014; the submission of key regulatory filings by the company in 2013; the receipt of regulatory approvals in 2013; the initiation of clinical trials with respect to our OMS721 program in 2013; the generation of positive clinical, preclinical and/or nonclinical data in 2012 and 2013; and the achievement of working capital level targets in 2012. The maximum target bonus opportunity for Dr. Demopulos was 25% in 2012 and 50% in 2013 and 2014. The maximum target bonus opportunity for Ms. Kelbon was 25% in 2012, 2013 and 2014. Mr. Jacobsen joined the company in September 2013, so he was not eligible for a 2012 bonus and his maximum bonus opportunity for 2013 of 25% was adjusted on a pro rata basis. Mr. Jacobsen’s maximum target bonus opportunity for 2014 was 25%. Taking into account the corporate milestones discussed above and other factors, our compensation committee approved target bonus achievement percentages for our named executive officers equal to 61.5%, 80% and 70% for 2012, 2013 and 2014, respectively.

We expect that we will pay bonuses to our employees, including our named executive officers, in 2018. We expect that the compensation committee will take into account our achievements in 2017 when evaluating the amount of bonus payable to our named executive officers, including OMIDRIA sales levels, progress toward permanent or extended pass-through reimbursement for OMIDRIA, initiation of clinical trials in our OMS721 program, achievement of positive clinical data in our OMS721 program and submission of regulatory filings, among other factors noted above. We expect that the amount of bonuses for our named executive officers for 2017 will be 15% to 60% of the officer’s base salary for the applicable year.

Equity Compensation

We use equity awards to provide incentives and to reward our named executive officers for long-term corporate performance based on the value of our common stock and thereby align the interests of our executive officers, and other senior employees, with those of our shareholders. Historically, we have not applied a rigid formula in determining the size of the equity awards that were granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, Peer Group data compiled by, and the counsel of, Compensia as well as company performance, an evaluation of the expected and actual performance of each named executive officer, each named executive officer’s responsibilities, experience, skills and contributions, the cash compensation received by each named executive officer, relative internal pay equity and market conditions. The compensation committee generally also considers the existing equity holdings of each named executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our objectives of retaining and incentivizing our executive officers. Based on these factors, the compensation committee, with guidance from Compensia, determines the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. The compensation committee has historically granted equity awards in the form of stock options, although it is authorized to grant other types of equity awards, including restricted stock and restricted stock units, and may do so in the future.

The compensation committee grants stock option awards on an annual basis. In February 2017, the compensation committee granted stock option awards to our employees, including our named executive officers. These awards took into account company and individual performance in 2016. In determining the size of the stock option awards for the named executive officers, the compensation committee considered the initiation of clinical trials with respect to our OMS721 program; the generation of positive clinical, preclinical and/or nonclinical data; the achievement of working capital level targets and other achievements that drive value for the company.

Historically, stock option awards granted by our compensation committee in connection with performance reviews vest in equal monthly installments over a four-year period. The per share exercise price for our stock option awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day prior to the date of grant. The vesting commencement dates of the stock option awards granted in February 2017 began as of the date of grant with vesting occurring in equal monthly installments over a four-year period beginning on the vesting commencement date.

The February 2017 stock option awards for our named executive officers were as follows:

Number of Shares of Common Stock Underlying Stock Option Awards
Named Executive Officer	Granted February 2017(1)
Gregory A. Demopulos, M.D.	375,000
Michael A. Jacobsen	70,000
Marcia S. Kelbon, J.D., M.S.	75,000

(1)	These stock option awards have a per share exercise price of $11.55.

In 2017, our board directors and shareholders approved our 2017 Omnibus Incentive Compensation Plan, or the 2017 Plan. The 2017 Plan contains a number of features designed to protect our shareholders’ interests and reflect corporate governance best practices, such as:

•	excluding an annual “evergreen” share increase feature, thereby requiring shareholder approval of share reserve increases (subject to limited exceptions);
•

using a so-called “fungible share pool” design, with so-called “full-value” awards (i.e., stock-based awards other than stock options and stock appreciation rights) counting against the authorized share pool at an accelerated rate compared to stock options and stock appreciation rights, with each share issued pursuant to a full-value award reducing the available share pool by 1.5 shares;

•

prohibiting the repricing of outstanding stock options and stock appreciation rights without shareholder approval, such as amending an existing award, substituting a new award at a lower price or any other action that would be treated as a repricing for accounting purposes including cashing out out-of-the-money awards;

•	specifying an annual limit for performance-based awards granted under the 2017 Plan; and
•	providing “double trigger” vesting acceleration, rather than “single trigger” vesting acceleration, as the standard change-of-control vesting acceleration term.

Equity awards issued to employees, including our named executive officers, in 2018 will be granted under the 2017 Plan. For example, the stock option awards approved in April 2018 for all eligible employees, including our named executive officers, were granted from the 2017 Plan.

Retirement and Other Benefits

We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, or post-tax contributions under a Roth option, of up to 100% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $18,000 in 2017, or $24,000 if over age 50). We did not match contributions made by participants in the plan in 2016. Beginning January 1, 2017, we began an annual matching program for contributions made by participants in the plan. The company contribution is a dollar-for-dollar match of the amounts participants contribute to the plan up to 4% of their eligible earnings, up to a maximum participant match of $4,000 per year. Participants must be employed with the company at December 31 of each year to be eligible for the matching contribution. The matching contribution vests at 25% per year beginning upon the participant’s initial employment at the company. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that deferral contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including our named executive officers, consist of medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. Pursuant to the terms of his employment agreement, we paid certain expenses incurred by our CEO, including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine as well as parking expenses and business-related information technology expenses. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example, by providing him with insight in determining the strategic direction of the company and our specific drug development programs as well as establishing relationships with key medical opinion leaders.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee. Our named executive officers are not eligible to receive any tax “gross-ups” or other tax reimbursement payments.

Employment Agreement and Post-Employment Compensation

Except for our CEO, we do not have employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our CEO, see “Employment Agreement with Gregory A. Demopulos, M.D.” below in this proxy statement. Our CEO’s current employment agreement, which was entered into in 2010, was deemed necessary by our compensation committee to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company. As part of his pay package, the CEO’s employment agreement includes certain protections in the event of his termination of employment under specified circumstances, including following a change in control of our company. The compensation committee determined that these protections were necessary to induce our CEO to limit his medical practice in exchange for the uncertainty of a demanding position in the company. The compensation committee believes that these protections continue to serve a retention purpose and help our CEO maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. The terms of his agreement were determined by the compensation committee based on negotiations with our CEO. For a summary of the material terms and conditions of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

In addition, we provide all of our employees, including our named executive officers, with certain change in control vesting benefits for their equity compensation. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control on their employment situation. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Hedging and Pledging Policy

Under our insider trading policy, all of our employees, including our executive officers, as well as our directors are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities of our common stock, with the exception of securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our insider trading policy also prohibits our executive officers and directors from pledging our securities as collateral for loans or holding our securities in margin accounts in which the securities may be sold without the officer’s or director’s consent unless certain preclearance requirements and restrictions are satisfied including approval by our board of directors or the audit committee of the board of directors. As permitted by our insider trading policy, exemptions have been granted with respect to our CEO and The Demopulos Family Trust to permit each to pledge shares of Omeros common stock as collateral for a line of credit.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other three most highly-compensated executive officers (other than its chief financial officer). Prior to 2018, Section 162(m) contained an exception from this $1.0 million limit for compensation that qualified as “performance based.” In late 2017, changes to the Code eliminated this exception for “performance-based” compensation, extended application of Section 162(m) to include chief financial officers and to any employee who, at any time after 2016, was the chief executive officer, chief financial officer or one of the other three highest-paid named executive officers for a fiscal year. The changes to the Code took effect on January 1, 2018, other than with respect to compensation paid pursuant to written binding contracts that were in effect on November 2, 2017.

As described above, the compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards executive officers necessary for the company’s success. Accordingly, while the compensation committee considers all elements of the cost to us of providing compensation in approving the amount and form of compensation for our executives, the compensation committee may, in its judgment, authorize compensation payments that exceed the $1.0 million limit on deductible compensation when it believes that such payments are appropriate to attract, retain and reward executive talent and to promote our corporate objectives. Accordingly, the compensation committee does not expect the deductibility limit or the elimination of the exception for performance-based compensation to have a material effect on our executive compensation program going forward.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that may become payable as a result of the application of Sections 280G or 4999.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for executives during 2017, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE

Ray Aspiri, Chairman

Thomas J. Cable

Leroy E. Hood, M.D., Ph.D.

Summary Compensation Table

The following table reflects our named executive officers’ compensation for the years ended December 31, 2017, 2016 and 2015.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)
Gregory A. Demopulos, M.D.	2017	748,041	901,725	2,864,963	—	20,555	4,535,283
President, Chief Executive Officer and	2016	776,918	248,595	5,340,280	—	15,163	6,380,956
Chairman of the Board of Directors	2015	669,500	—	—	—	14,092	683,592
Michael A. Jacobsen	2017	338,769	136,179	534,793	—	6,586	1,016,327
Vice President, Finance, Chief Accounting	2016	336,778	51,880	1,134,810	—	2,573	1,526,041
Officer and Treasurer	2015	285,000	—	—	—	2,545	287,545
Marcia S. Kelbon, J.D., M.S.	2017	381,287	258,121	572,993	—	6,651	1,219,051
Vice President, Patent and General	2016	400,412	64,061	1,068,056	—	2,619	1,535,148
Counsel and Secretary	2015	345,050	—	—	—	2,640	347,690

(1)

The 2016 salary amounts include lump sum payments for each of our named executive officers made in 2017 for salary adjustments that were approved in 2016 and applied retroactively to April 2014, April 2015 and April 2016.

(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)

All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $15,805, $14,413 and $13,312 in 2017, 2016 and 2015, respectively. Perquisites and personal benefits provided in 2017 consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, parking expenses, business-related information technology expenses and a portion of his business-related travel expenses.

2017 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2017.

		All Other Option
		Awards: Number		Exercise or Base	Grant Date Fair
		of Securities		Price of Option	Value of Stock and
		Underlying Options		Awards	Option Awards
Name	Grant Date	(#)(1)		($/Sh)	($)(2)
Gregory A. Demopulos, M.D.	02/26/17	375,000	(3)	11.55	2,864,963
Michael A. Jacobsen	02/26/17	70,000	(3)	11.55	534,793
Marcia S. Kelbon, J.D., M.S.	02/26/17	75,000	(3)	11.55	572,993

(1)	These option awards were granted under the 2008 Plan (defined below).
(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 26, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2017. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)	Option Exercise	Option Expiration
Name	Exercisable		Unexercisable	Price ($)	Date
Gregory A. Demopulos, M.D.	215,000	(1)	—	6.31	04/06/20
	110,000	(2)	—	6.31	04/06/20
	220,039	(3)	—	4.10	01/08/22
	275,000	(4)	—	10.40	10/07/22
	350,000	(6)	—	9.37	09/25/23
	25,000	(6)	—	11.19	10/02/23
	412,492	(8)	37,508	11.58	10/29/24
	266,662	(9)	133,338	10.27	02/19/26
	166,664	(10)	233,336	10.56	12/05/26
	78,123	(11)	296,877	11.55	02/26/27
Michael A. Jacobsen	60,000	(7)	—	9.37	09/25/23
	91,665	(8)	8,335	11.58	10/29/24
	56,665	(9)	28,335	10.27	02/19/26
	35,416	(10)	49,584	10.56	12/05/26
	14,583	(11)	55,417	11.55	02/26/27
Marcia S. Kelbon, J.D., M.S.	3,000	(1)	—	6.05	03/28/20
	75,000	(5)	—	6.05	03/28/20
	87,529	(3)	—	4.10	01/08/22
	90,000	(4)	—	10.40	10/07/22
	103,500	(6)	—	9.37	09/25/23
	100,831	(8)	9,169	11.58	10/29/24
	53,332	(9)	26,668	10.27	02/19/26
	33,332	(10)	46,668	10.56	12/05/26
	15,624	(11)	59,376	11.55	02/26/27

(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2011.
(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(5)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.
(6)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2013.
(7)	1/4 of the shares subject to this option award vested on September 3, 2014 and 1/48th of the shares subject to this option award vest each month thereafter.
(8)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2014.
(9)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.
(10)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.
(11)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 26, 2017.

2017 Option Exercises and Stock Vested

The following table shows certain information regarding option exercises by our named executive officers during the year ended December 31, 2017.

	Number of
	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)
Gregory A. Demopulos, M.D.	142,001	2,365,121
Michael A. Jacobsen	43,500	565,230
Marcia S. Kelbon, J.D., M.S.	10,040	129,628

(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the option award.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and significant employees are entitled to acceleration of vesting of their option awards upon a change in control under certain conditions. These arrangements are discussed below.

Employment Agreement with Gregory A. Demopulos, M.D.

Overview. We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. In August 2017, our compensation committee increased Dr. Demopulos’ annual base salary to $753,528 from $731,581, effective as of April 2017. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of our independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We also have agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis and have agreed to pay related malpractice insurance and professional fees, which were $11,845 in 2017. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing him with insight in determining the strategic direction of the company and our specific drug development programs, as well as establishing relationships with key medical opinion leaders.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.

The compensation due to Dr. Demopulos pursuant to his employment agreement in the event of the termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause or for Good Reason. Dr. Demopulos’ employment agreement provides that if we terminate his employment without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (a) two years from the date of his termination and (b) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•

the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•

the greater of (1) the average annual bonus paid or payable with respect to the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos’ employment without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

•

his willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;

•

dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or

•

his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;
•	any material diminution in his base salary;
•	we relocate his principal work location to a place that is more than 50 miles from our current location; or
•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos’ employment had been terminated without cause or if he had terminated his employment with good reason on December 29, 2017, he would have been entitled to receive an annual base salary of $753,528 and an annual bonus amount of $270,614, payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $5,924,895 would automatically vest upon his termination, which is the difference between $19.43, the closing trading price of our common stock on December 29, 2017, and the exercise price of the outstanding option awards held by Dr. Demopulos with an exercise price of less than $19.43 per share, multiplied by the number of shares subject to each such option award that would have vested on his termination date.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at a cost to us of approximately $17,925.

Termination for Cause, Voluntary Termination, Death or Disability. If we terminate Dr. Demopulos’ employment for cause, if he voluntarily terminates his employment with us other than for good reason, or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

2008 Equity Incentive Plan and 2017 Omnibus Incentive Compensation Plan

Pursuant to the 2008 Equity Incentive Plan, or the 2008 Plan, in the event of a change in control, as defined in the 2008 Plan, the vesting of option awards issued pursuant to such plan and held by our then-current employees, including those held by Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon, will be accelerated to the extent of 50% of the remaining unvested shares. Under both the 2008 Plan and the 2017 Plan, if there is no assumption or substitution of outstanding option awards by the successor corporation in the change in control (as separately defined in each plan), the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under both the 2008 Plan and the 2017 Plan, if within 12 months following a change in control Dr. Demopulos, Mr. Jacobsen, Ms. Kelbon or another significant employee is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 2008 Plan or the 2017 Plan, as applicable, will become fully vested and exercisable. The amounts under these plans that our named executive officers would have received under each of these scenarios appear in the table below. The 2008 Plan defines key terms relating to the change in control provisions as follows:

•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•

a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The 2017 Plan defines key terms relating to the merger or change in control provisions as follows:

•	a “change in control” means a sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•

a termination for “cause” means a termination of the employment or consulting relationship with the company for any of the following reasons: (1) willful misconduct or gross negligence in performance of duties or material violation of company policy; (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the employee’s termination of employment within 120 days of any of the following events: (1) any material diminution in the employee’s authority, duties or responsibilities; (2) any material diminution in base salary; (3) any change of more than 50 miles in the geographic location at which the employee must primarily perform services; and (4) any other action or inaction that constitutes a material breach by the company of an employment agreement with the employee; provided, that the employee provides the company with written notice within 90 days and the company is not able to cure the condition within 30 days of receipt of the written notice.

Equity Acceleration Upon a Change in Control

The following table summarizes the value that Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon would have derived from the acceleration of outstanding equity awards had a change in control (and certain other events, as applicable) occurred on December 29, 2017. The amounts below represent the difference between $19.43, the closing trading price of our common stock on December 29, 2017, and the exercise price of the option awards with an exercise price of less than $19.43 per share held by these individuals, multiplied by the number of shares subject to such option awards that would have vested pursuant to the terms of our equity plans on December 29, 2017 upon the occurrence of each of the events identified in the table below.

			Termination Without Cause or
	Option Awards	Option Awards	Constructive Termination
	Assumed by	Not Assumed	Within 12 Months of
Name	Successor ($)	by Successor ($)	Change in Control ($)
Gregory A. Demopulos, M.D.	2,962,447	5,924,895	5,924,895
Michael A. Jacobsen	600,737	1,201,474	1,201,474
Marcia S. Kelbon, J.D., M.S.	599,042	1,198,084	1,198,084

CEO Pay Ratio Disclosure

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. To identify and quantify the annual total compensation of our median employee and our CEO, we took the following steps:

1.We determined that, as of December 31, 2017, our employee population consisted of 169 individuals (excluding our CEO), all of whom reside in the U.S. This population consisted of our full-time, part-time and temporary employees employed with us as of the determination date.

2.To identify the “median employee” from our employee population, we used total W-2 compensation consistently applied to all employees included in the calculation. We annualized the compensation for full-time and permanent, part-time employees who were not employed by us for all of 2017 but did not use any statistical sampling techniques and did not make any cost of living adjustments in identifying our median employee.

3.For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2).

Based on this analysis, for 2017, total compensation of our CEO was $4,535,283, as reported in the Summary Compensation Table above, and the total compensation of our median employee, a specialist pharmaceutical sales representative, was $146,462. This results in a ratio of annual total CEO compensation to annual total median employee compensation of approximately 31 to 1. Our reported CEO pay ratio is an estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio of his or her compensation to that of our CEO. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio. Also, as noted above, the dollar amount of stock option awards included in the total compensation for our CEO and our median employee represent the grant date fair value of stock option awards as computed in accordance with FASB ASC Topic 718, using assumptions set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Realization of this compensation is dependent upon the price of our common stock at the time the stock options are exercised.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2017 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement.

Technology Transfer Agreements

We are party to a June 1994 technology transfer agreement with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our PharmacoSurgery® platform. In December 2001, we entered into a second technology transfer agreement with Dr. Demopulos pursuant to which he irrevocably transferred to us all of his intellectual property rights in our Chondroprotective program, around which we have suspended activity due to resource prioritization but continue to maintain our related intellectual property rights. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another individual have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at their respective then-current fair market values.

Insurance Policies

In 2017 we purchased group insurance policies (i.e., medical, dental, vision, disability and life) for our employees through Group Solutions Northwest, LLC, or Group Solutions, for which we paid policy premiums of approximately $2.6 million in 2017. Group Solutions received commissions from the sale of these policies of approximately $100,000, or less than 10% of its 2017 revenues. The owner and chief executive officer of Group Solutions is Gary Aspiri, the son of Ray Aspiri, one of our directors. The audit committee evaluated this transaction and ratified and approved its terms, concluding that the premiums we paid, and commissions received by Group Solutions, were consistent with terms we could expect to obtain for comparable insurance coverage from an unrelated third party. The board of directors considered this transaction when evaluating Ray Aspiri’s independence under Nasdaq listing standards and applicable SEC rules and concluded that the transaction did not affect his status as an independent director or his ability to serve on the audit committee and compensation committee. Ray Aspiri did not participate in the proceedings of the audit committee or board of directors related to this transaction.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

Policies and Procedures for Related-Party Transactions

We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which such party had, has or will have a direct or indirect material interest and where the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 12, 2018, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 48,286,842 shares of common stock outstanding at April 12, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 12, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

		Number of
		Shares		Percent of Class
	Exercisable	Beneficially		Beneficially
Name and Address of Beneficial Owner	Stock Options(1)	Owned(2)		Owned
5% Security Holders:
Ingalls & Snyder, LLC(3)	—	5,714,180		11.8%
BlackRock, Inc.(4)	—	3,930,578		8.1%
Executive Officers and Directors:
Gregory A. Demopulos, M.D.	2,310,131	4,337,117	(5)	8.6%
Michael A. Jacobsen	295,684	304,184		*
Marcia S. Kelbon, J.D., M.S.	531,306	715,951		1.5%
Ray Aspiri	22,500	249,678	(6)	*
Thomas J. Cable	47,500	87,567		*
Peter A. Demopulos, M.D.	35,834	385,398	(7)	*
Arnold C. Hanish	37,500	39,900		*
Leroy E. Hood, M.D., Ph.D.	47,500	101,890		*
Rajiv Shah, M.D.	17,500	17,500		*
All executive officers and directors as a group (9 persons)	3,345,455	6,239,185		12.1%

*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of April 12, 2018.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)

Derived from amount reported in Amendment No. 6 to Schedule 13G filed with the SEC on February 9, 2018. The address of Ingalls & Snyder, LLC is 1325 Avenue of the Americas, New York, NY 10019. The Schedule 13G/A indicates that Ingalls & Snyder, LLC has shared dispositive power, but lacks voting power, over the shares. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2017 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2017 and the date of this proxy statement.

(4)

Derived from amount reported in Amendment No. 3 to Schedule 13G filed with the SEC on January 29, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power over 3,845,772 shares of common stock and sole dispositive power over 3,930,578 shares of common stock. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2017 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2017 and the date of this proxy statement.

(5)	Dr. Demopulos has pledged 2,026,986 of his outstanding shares of common stock as collateral for a line of credit as described in “Hedging and Pledging Policy” above in this proxy statement.
(6)	Includes 186,872 shares of common stock held by Aspiri Enterprises LLC, of which Mr. Aspiri is the managing partner and a member.
(7)

Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter Demopulos is the trustee and a beneficiary along with his mother and sister. Such shares are pledged as collateral for a line of credit as described in “Hedging and Pledging Policy” above in this proxy statement. Dr. Peter Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, we believe that during the 2017 fiscal year all Section 16(a) filing requirements applicable to our officers, directors and 10% shareholders were satisfied.

PROPOSAL 2 — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2018 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by Ernst & Young, our independent auditors, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2017	2016
Audit Fees	$977	$860
Audit-Related Fees	—	—
Tax Fees	55	31
All Other Fees	—	—
	$1,032	$891

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q and the issuance of consents and comfort letters in connection with registration statements.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations, none of which were provided by our independent auditors during the last two fiscal years.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next scheduled meeting. During 2017 and 2016, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

Audit Committee Report

The audit committee’s primary function is to assist the board of directors in monitoring and overseeing the integrity of the company’s financial statements, systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. The company’s independent auditor, Ernst & Young, is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles, or GAAP. In this context, the audit committee has met and held discussions with management and the independent auditor. Management represented to the audit committee that the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2017 were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The audit committee has discussed with the independent auditor matters required to be discussed with the audit committee under Public Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, Communications with Audit Committees. In addition, the audit committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communication with Audit Committees Regarding Independence, and has discussed with the independent auditor its independence from the company and its management.

The audit committee has also discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief executive officer and the principal financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls and risks related thereto, including cybersecurity risks, and the overall quality of the company’s financial reporting. The audit committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

AUDIT COMMITTEE
Arnold C. Hanish, Chairman
Ray Aspiri
Thomas J. Cable

Obtaining an Annual Report on Form 10-K

The 2017 Annual Report on Form 10-K and the exhibits filed with it are available on our investor relations website at investor.omeros.com. Upon written request by any beneficial shareholder or shareholder of record, we will furnish, without charge, a copy of the 2017 Annual Report on Form 10-K, including the financial statements and the related footnotes. Requests should be made in writing addressed to: Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, Attn: Investor Relations. We will charge you for our copying costs if exhibits to the 2017 Annual Report on Form 10-K are requested.

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2018 Annual Meeting. If, however, any other matter should properly come before the 2018 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Marcia S. Kelbon
Vice President, Patent
General Counsel and Secretary

April 30, 2018

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2018 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2018 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2018 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2018 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

OMERS IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 14, 2018. Vote by Internet • Go to www.envisionreports.com/OMER • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 - Gregory A. Demopulos, M.D. 02 - Leroy E. Hood, M.D., Ph.D. Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2018. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.  B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 02TD5C

Attention Internet Users! You can now access your shareholder information on the following secure Internet site: www.computershare.com/investor Step 1: Register (1st time users only) Step 3: View your account details and perform multiple transactions, such as: View account balances • Change your address • View transaction history • View electronic shareholder communications • View payment history • Buy or sell shares • View stock quotes • Check replacements Step 2: Log in (Returning users) Enter your User ID and Password and click the Login button. If you are not an Internet user and wish to contact Omeros Corporation you may use one of the following methods: Call: 866-282-4938 Write: Omeros Corporation, c/o Computershare, P.O. Box 505000, Louisville, KY 40233-5000. Important notice regarding the Internet availability of proxy materials for the 2018 Annual Meeting of Shareholders. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.envisionreports.com/OMER qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. OMEROS Proxy — OMEROS CORPORATION PROXY FOR 2018 ANNUAL MEETING OF SHAREHOLDERS – JUNE 15, 2018 OMEROS CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of Omeros Corporation hereby appoints Gregory A. Demopulos, M.D. and Marcia S. Kelbon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Omeros Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Shareholders of Omeros to be held at the World Trade Center Seattle, 2200 Alaskan Way, Suite 410, Seattle, Washington 98121 on June 15, 2018, at 10:00 a.m. local time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS FOLLOWS: “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING. (Continued and to be marked, dated and signed, on the other side)